EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Three Months Ended
	September 30, 2007	September 30, 2006

Number of shares on which basic earnings per share is calculated:

Weighted-average outstanding shares during period	1,371,371,419	1,513,248,937

Add – Incremental shares under stock compensation plans	27,225,919	16,190,408
Add – Incremental shares associated with Accelerated Share Repurchase agreements	3,831,369	—
Add – Incremental shares associated with convertible notes	1,638,674	3,402,904
Add – Incremental shares associated with contingently issuable shares	1,690,554	1,456,424
Number of shares on which diluted earnings per share is calculated	1,405,757,935	1,534,298,673

Income from continuing operations (millions)	$2,362	$2,222

Loss from discontinued operations (millions)	(1)	—
Net income from total operations on which basic earnings per share is calculated (millions)	$2,361	$2,222

Income from continuing operations (millions)	$2,362	$2,222

Less – net income applicable to contingently issuable shares (millions)	—	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	2,362	2,222

Loss from discontinued operations on which basic and diluted earnings per share is calculated (millions)	(1)	—
Net income on which diluted earnings per share is calculated (millions)	$2,361	$2,222

Earnings per share of common stock:

Assuming dilution
Continuing operations	$1.68	$1.45
Discontinued operations	(0.00)	(0.00)
Total	$1.68	$1.45

Basic
Continuing operations	$1.72	$1.47
Discontinued operations	(0.00)	(0.00)
Total	$1.72	$1.47

Stock options to purchase 23,260,774 shares and 168,284,259 shares were outstanding as of September 30, 2007 and 2006, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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	For The Nine Months Ended
	September 30, 2007	September 30, 2006

Number of shares on which basic earnings per share is calculated:

Weighted-average outstanding shares during period	1,436,016,716	1,538,642,546

Add – Incremental shares under stock compensation plans	22,611,163	17,239,070
Add – Incremental shares associated with Accelerated Share Repurchase agreements	1,277,123	—
Add – Incremental shares associated with convertible notes	1,816,254	3,461,183
Add – Incremental shares associated with contingently issuable shares	1,401,722	1,189,374
Number of shares on which diluted earnings per share is calculated	1,463,122,978	1,560,532,173

Income from continuing operations (millions)	$6,467	$5,952

Loss from discontinued operations (millions)	(1)	—

Net income from total operations on which basic earnings per share is calculated (millions)	$6,466	$5,952

Income from continuing operations (millions)	$6,467	$5,952

Less – net income applicable to contingently issuable shares (millions)	—	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	6,467	5,952

Loss from discontinued operations on which basic and diluted earnings per share is calculated (millions)	(1)	—

Net income on which diluted earnings per share is calculated (millions)	$6,466	$5,952

Earnings per share of common stock:

Assuming dilution
Continuing operations	$4.42	$3.81
Discontinued operations	(0.00)	(0.00)
Total	$4.42	$3.81

Basic
Continuing operations	$4.50	$3.87
Discontinued operations	(0.00)	(0.00)
Total	$4.50	$3.87

Stock options to purchase 70,788,648 shares and 167,083,642 shares (average of first, second and third quarter share amounts) were outstanding as of September 30, 2007 and 2006, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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